News Release
CORPORATION

7140 Office Circle
P.O. Box 15600
Evansville, IN  47716-0600

Investor Relations Contact:	Chad Monroe
Phone:	(812) 962-5041

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation Reports Second Quarter Results for 2011
•	Sales increased 26.9 percent versus prior year quarter
•	Adjusted EBITDA increased 31.3 percent to $22.6 million
•	Market continues upward momentum

EVANSVILLE, Ind. – July 26, 2011 – Accuride Corporation (NYSE:  ACW), a leading supplier of components to the commercial vehicle industry, today announced its financial results for the second quarter ended June 30, 2011.

Net sales in the second quarter of 2011 were $248.2 million, compared with $195.6 million in the prior year, an increase of 26.9 percent.  The increase in sales was primarily the result of increased demand from customers in the commercial vehicle industry.  The Company reported second quarter net income of $1.3 million in 2011 compared to a net income of $6.5 million in 2010.  Prior period net income included a pre-tax mark-to-market gain of $19.4 million to the Company’s previously retired convertible notes.  Adjusted EBITDA in the quarter was $22.6 million versus $17.2 million in the prior year.  Cash and cash equivalents was $35.1 million at quarter end.  Free cash flow was $5.7 million for the quarter.

“The continued recovery in the North American commercial vehicle market, combined with our actions to improve operating performance and recover raw material inflation, enabled us to deliver our third consecutive quarter of revenue growth and a 31.3 percent year-over-year improvement in adjusted EBITDA,” said Accuride President and CEO Rick Dauch.  “We are encouraged by the industry’s positive full-year outlook and are committed to making the investments needed to strengthen and selectively grow our business, while providing the capacity to fully support our customers’ increasing needs.”

Industry Overview
As the economy improves, the three major market segments Accuride supplies (North America Class 5-8 vehicles, U.S. Trailers, and the related aftermarket channels) have continued to strengthen year-over-year.

Production across all segments increased during the second quarter.  Class 8 vehicle production rose approximately 72 percent year-over-year, while Class 5-7 and U.S. Trailer builds rose 59 percent and 82 percent, respectively.
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OEMs continued to increase production in the second quarter in line with increasing net orders within each segment, while carriers continued to replace aged equipment in line with steadily increasing freight volumes.  Class 8 net orders for the quarter increased 88 percent year-over-year. April orders were the highest since March 2006.  Class 5-7 and trailer net orders also saw healthy improvements with year-over-year increases of 87 percent and 52 percent respectively.

Although order activity is expected to be more subdued as the industry moves through its historically slow ordering season in the next few months, all commercial vehicle segments are expected to continue to increase production in 2011 and into 2012.  Several other industry-related indicators continue to show positive growth including:

o	Shipments, as reported in the Cass Freight Index, increased 5.3 percent year-over year;
o	The Institute for Supply Management (ISM) Index continued to expand for the 23rd consecutive month with a reading of 55.3 for June; and
o	Personal Consumption Expenditures (PCE) continued to grow for the seventh consecutive quarter at 1.5 percent in the first quarter (truck demand is positively correlated to PCE).

As the economy continues to recover and commercial vehicle indicators improve, we expect freight to continue its steady recovery through the remainder of 2011.  Equipment demand in 2011 will continue to strengthen and be much improved over 2010.  Continued weakness in residential and commercial construction, along with municipal spending cuts will continue to slow the recovery of the Class 5-7 segment, an important segment for Accuride.

Overall, the future of the North American commercial vehicle industry remains bright.  Freight tonnage is projected to steadily increase over the next several years, which will continue to drive higher future demand for trucks and trailers.  Even if economic growth slows, freight volumes are expected to continue to rise, but at a more conservative pace.  The fleet age is at a historically high level; therefore, we expect that even modest freight growth will result in relatively strong replacement demand going forward.

Fresh-Start Reporting
Upon our emergence from Chapter 11 bankruptcy proceedings on February 26, 2010, we adopted fresh-start accounting in accordance with the provisions of ASC 852 Reorganizations (ASC 852), pursuant to which the midpoint of the range of our reorganization value was allocated to our assets and liabilities in conformity with the procedures specified by ASC 805, “Business Combinations.”

The results for the four-month period ended June 30, 2010 (references to the Company for such period, the “Successor”) and the results for the two-month period ended February 26, 2010 (references to the Company for such periods, the “Predecessor”) are presented separately.  This presentation is required by GAAP, as the Successor is considered to be a new entity for financial reporting purposes, and the results of the Successor reflect the application of fresh-start reporting.  Accordingly, the Company’s financial statements after February 26, 2010, are not comparable to its financial statements for any period prior to its emergence from Chapter 11.  For illustrative purposes in this earnings release, the Company has combined the Successor and Predecessor results to derive combined results for the six-month period ended June 30, 2010.  The financial information accompanying this earnings release provides the Successor and Predecessor GAAP results for the applicable periods, along with the combined results described above.

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Three Months Operating Results

	Three Months Ended June 30,
(Dollars in thousands)	2011		2010

Net sales:
Wheels	$102,927	41.5%	$70,065	35.8%
Gunite	67,093	27.0%	57,156	29.2%
Brillion Iron Works	38,194	15.4%	24,449	12.5%
Bostrom Seating	—	—%	6,278	3.2%
Imperial Group	33,658	13.6%	19,948	10.2%
Fabco Automotive	6,318	2.5%	14,456	7.4%
Brillion Farm	—	—%	3,287	1.7%
Total net sales	$248,190	100%	$195,639	100%

Gross Profit	$24,047	9.7%	$15,819	8.1%

Income (loss) from Operations:
Wheels	$12,136	11.8%	$4,950	7.1%
Gunite	3,793	5.7%	1,960	3.4%
Brillion Iron Works	689	1.8%	827	3.4%
Bostrom Seating	—	—%	(714)	(11.4)%
Imperial Group	1,762	5.2%	(1,040)	(5.2)%
Fabco Automotive	877	13.9%	3,637	25.2%
Brillion Farm	—	—%	588	17.9%
Corporate / Other	(9,920)	—%	(14,624)	—%
Consolidated Total	$9,337	3.8%	$(4,416)	(2.3)%

Net income	$1,277	0.5%	$6,510	3.3%

Adjusted EBITDA
Wheels	$21,524	20.9%	$14,572	20.8%
Gunite	5,743	8.6%	4,952	8.7%
Brillion Iron Works	1,901	5.0%	1,906	7.8%
Bostrom Seating	—	—%	(295)	(4.7)%
Imperial Group	2,072	6.2%	(3)	(0.0)%
Fabco Automotive	1,321	20.9%	4,081	28.2%
Brillion Farm	—	—%	748	22.8%
Corporate / Other	(9,992)	—%	(8,770)	—%
Consolidated Total	$22,569	9.1%	$17,191	8.8%

Net sales for the second quarter of 2010 were $248.2 million compared to net sales of $195.6 million in the second quarter of 2010, an increase of 33.4 percent when adjusted for the prior sales of Bostrom Seating and Brillion Farm businesses.  Driven by the increasing industry demand for commercial vehicles, sales in our Wheels and Imperial groups increased by 47 percent and 69 percent respectively.  Sales from the Brillion Iron Works increased 56 percent reflecting improved industrial demand for gray and ductile iron castings.  Offsetting these increases in part were Gunite sales, which increased year over year by 17 percent reflecting current drum machining capacity constraints and a mix shift toward lower priced OEM sales versus aftermarket, and Fabco where the prior year sales reflected military contracts not repeated in the current period.

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Adjusted EBITDA was $22.6 million for the second quarter of 2011, compared to $17.2 million for the same period in 2010.  The purpose and reconciliation of Adjusted EBITDA for the Company to the most directly comparable GAAP measure is set forth in the accompanying schedules.  The incremental adjusted EBITDA to the change in sales for the quarter, or operating leverage, was 10.2 percent reflecting a number of factors.  As discussed in the first quarter, increasing raw material cost for steel, aluminum and foundry materials in our Wheels and Gunite operations impact the current quarter negatively but are passed through to our commercial vehicle customers on a lag basis effective July 1st.  Essentially all of these material pass-throughs have been finalized and will be reflected in our 2011 second half results.

While significantly improved from the first quarter, Gunite’s operating leverage of 8 percent on the increase in sales reflects continued inefficiencies from capacity constraints in drum machining and the resulting shift in mix toward much lower margin OEM sales at the expense of the aftermarket. In addition to making continued improvements in drum capacity and operating efficiencies, we are also engaged in non-material price increase negotiations with our OEM customers.

Despite the significant increase in sales, Brillion Iron Works continues to struggle converting that increase into profitability.  This reflects inefficiencies associated with the steep ramp-up in volume, capacity limitations on some of the more profitable production lines, and raw material cost increases.  Selected customer price increases have been negotiated and, similar to Wheels and Gunite, will also be reflected in the second half of 2011.

Imperial Group continues to benefit from the increased volume in commercial vehicles; however the Portland, TN stamping and fabrication facility continues to be underutilized.  During the quarter, it was announced that the remaining business in this plant would be transferred to other existing Imperial sites and that the Portland facility would close by December 31st.

Corporate expenses increased by $1.2 million over the prior year period.  This increase primarily reflects increased accruals for incentive pay as well as other wage and benefit items.

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Six Months Operating Results

	Six Months Ended June 30,
(Dollars in thousands)	2011		2010 (Combined)

Net sales:
Wheels	$194,436	41.6%	$132,205	36.3%
Gunite	126,324	27.1%	105,559	28.9%
Brillion Iron Works	73,454	15.7%	44,008	12.1%
Bostrom Seating	2,339	0.5%	12,310	3.4%
Imperial Group	58,553	12.5%	38,367	10.5%
Fabco Automotive	11,923	2.6%	22,330	6.1%
Brillion Farm	—	—%	9,833	2.7%
Total net sales	$467,029	100%	$364,612	100%

Gross Profit	$42,506	9.1%	$25,901	7.1%

Income (loss) from Operations:
Wheels	$23,624	12.2%	$8,988	6.8%
Gunite	2,074	1.6%	3,163	3.0%
Brillion Iron Works	1,423	1.9%	850	1.9%
Bostrom Seating	(114)	(4.9)%	(1,273)	(10.3)%
Imperial Group	2,892	4.9%	(2,644)	(6.9)%
Fabco Automotive	1,223	10.3%	4,838	21.7%
Brillion Farm	—	—%	1,790	18.2%
Corporate / Other	(20,110)	—%	(22,007)	—%
Consolidated Total	$11,012	2.4%	$(6,295)	1.7%

Net income	$(3,884)	(0.8)%	$4,284	1.2%

Adjusted EBITDA
Wheels	$43,711	22.5%	$27,636	20.9%
Gunite	6,746	5.3%	9,206	8.7%
Brillion Iron Works	4,646	6.3%	3,258	7.4%
Bostrom Seating	(22)	(0.9)%	(443)	(3.6)%
Imperial Group	2,945	5.0%	(505)	(1.3)%
Fabco Automotive	2,239	18.8%	5,800	26.0%
Brillion Farm	—	—%	2,600	26.4%
Corporate / Other	(20,719)	—%	(16,980)	—%
Consolidated Total	$39,546	8.5%	$30,572	8.4%

Combined net sales for the six months ended June 30, 2011, were $467.0 million, which was an increase of 28.1 percent, compared to net sales of $364.6 million for the six months ended June 30, 2010.  In 2011, adjusted EBITDA for the first half of the year increased to $39.5 million, or 8.5 percent of net sales, from $30.6 million in the first six months of 2010.  The factors affecting full year results are similar to those of the second quarter.

Liquidity & Debt

As of June 30, 2011, the Company had cash of $35.1 million and total debt of $322.6 million consisting of our $310.0 million senior secured notes, net of discount, and a $20.0 million draw on our ABL facility.  In the second quarter of 2011, the Company had cash from operations of $14.5 million and capital spending of $8.8 million resulting in free cash flow of $5.7 million.  Total liquidity at the end of the quarter was $74.1 million.

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As announced previously, during the quarter the Company completed the acquisition of substantially all of the assets of Forgitron Technologies for a cash price of $22 million.  This acquisition included an 80,000 square foot forged aluminum wheel manufacturing facility in Camden, South Carolina and is consistent with the Company’s planned capacity expansion of its core Aluminum Wheel product line.  Following the acquisition, the Camden facility was closed for 30 days to convert production to Accuride products and processes.  This facility is now fully operational and will provide the added capacity and flexibility to supply our customers with the high quality aluminum wheels they have come to expect from Accuride.

Company Outlook
“Despite some recent mixed macroeconomic signals, all indicators for our industry remain solid,” said Rick Dauch, “During the second half of the year, we expect volume to continue to be strong, and we will be receiving the added benefit of raw material cost recoveries through our material pass through mechanisms with our OEM customers.  In addition, we expect to see continued improvements in both Gunite and Brillion operations as we continue to execute our plans to fix and grow these businesses.”

Dauch continued, “While Gunite operations continue to stabilize and improve, a permanent solution to the current capacity constraint and cost issues will involve a capital expenditure of approximately $25 million over 2011 and 2012 in new highly automated machining lines.  When combined with other strategic capital requirements to increase aluminum wheel capacity in both Camden, South Carolina and Monterrey, Mexico as well as to upgrade and reposition steel wheel capacity and foundry capability, we now expect that our capital expenditures for 2011 will be $67 million versus the $38 million previously disclosed and will be at a similar level in 2012, all funded through cash from operations.  We have a solid and actionable plan to fix and grow Accuride.  We are confident in our ability to execute this plan quickly in order to leverage the opportunities available to us during the industry’s recovery cycle.”

With the continued strength in the industry, the Company now expects sales to be in a range of $950 million to $1 billion, slightly stronger than the previous guidance of $925 million to $975 million. However, reflecting reduced expectations for Gunite and Brillion from our previous forecast, adjusted EBITDA for 2011 is expected to range from $110 million to $115 million compared to the previous guidance of $110 million to $120 million.  Primarily reflecting the additional capital expenditures, free cash flow is now expected to range from a negative $17 million to negative $12 million for the year.

The Company will conduct a conference call to review its second quarter results on July 27, 2011, at 9 a.m. Central Time.  The phone number to access the conference call is (866) 804-6926 in the United States, or (857) 350-1672 internationally, access code 25516064.  The conference call will be accompanied by a slide presentation, which can be accessed through the investor relations section of the Company’s web site.  A replay will be available beginning July 27, 2011, at 12 p.m. Central Time, continuing to August 3, 2011, by calling (888) 286-8010 in the United States, or (617) 801-6888 internationally, access code 11350611.  The financial results for the three-month period ended June 30, 2011, will also be archived at http://www.accuridecorp.com.

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Accuride Corporation is a leading supplier of components to the commercial vehicle industry.  The Company’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, and other commercial vehicle components.  The Company’s products are marketed under its brand names, which include Accuride®, Gunite®, ImperialTM, Fabco®, BrillionTM, and Highway Original®.  For more information, visit the Company’s website at http://www.accuridecorp.com.

Forward-looking statements
Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Accuride’s expectations, hopes, beliefs and intentions with respect to future results.  Such statements are subject to the impact on Accuride’s business and prospects generally of, among other factors, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Accuride’s Securities and Exchange Commission filings, including those described in Item 1A of Accuride’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  Any forward-looking statement reflects only Accuride’s belief at the time the statement is made.  Although Accuride believes that the expectations reflected in these forward-looking statements are reasonable, it cannot guarantee its future results, levels of activity, performance or achievements.  Except as required by law, Accuride undertakes no obligation to update any forward-looking statements to reflect events or developments after the date of this news release.

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ACCURIDE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,
(In thousands)	2011	2010

NET SALES	$248,190	$195,639
COST OF GOODS SOLD	224,143	179,820
GROSS PROFIT	24,047	15,819
OPERATING EXPENSES:
Selling, general and administrative	14,710	20,235
INCOME (LOSS) FROM OPERATIONS	9,337	(4,416)
OTHER INCOME (EXPENSE):
Interest income	—	55
Interest expense	(8,400)	(10,292)
Unrealized gain on mark to market valuation of convertible debt	—	19,397
Other income, net	231	2,267
INCOME BEFORE INCOME TAXES	1,168	7,011
INCOME TAX PROVISION (BENEFIT)	(109)	501
NET INCOME	$1,277	$6,510

	Successor		Predecessor
	Six Months Ended June 30,	Period from February 26 to June 30,	Period from January 1 to February 26,
(In thousands)	2011	2010	2010

NET SALES	$467,029	$260,553	$104,059
COST OF GOODS SOLD	424,523	239,134	99,577
GROSS PROFIT	42,506	21,419	4,482
OPERATING EXPENSES:
Selling, general and administrative	31,494	24,601	7,595
INCOME (LOSS) FROM OPERATIONS	11,012	(3,182)	(3,113)
OTHER INCOME (EXPENSE):
Interest income	39	67	54
Interest expense	(16,779)	(13,797)	(7,550)
Unrealized loss on mark to market valuation of convertible debt	—	(31,204)	—
Other income, net	2,235	1,941	566
LOSS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(3,493)	(46,175)	(10,043)
Reorganization income	—	—	(59,311)
INCOME (LOSS) BEFORE INCOME TAXES	(3,493)	(46,175)	49,268
INCOME TAX PROVISION (BENEFIT)	391	343	(1,534)
NET INCOME (LOSS)	$(3,884)	$(46,518)	$50,802

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ACCURIDE CORPORATION
CONSOLIDATED ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended June 30,
(In thousands)	2011	2010

Net income	$1,277	$6,510
Income tax expense (benefit)	(109)	501
Interest expense, net	8,400	10,237
Depreciation and amortization	11,770	14,276
Restructuring, severance and other charges1	764	7,116
Other items related to our credit agreement2	467	(21,449)
Adjusted EBITDA	$22,569	$17,191

Note:
1)
For the three months ended June 30, 2011, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus $0.8 million in costs associated with restructuring and reorganization items.  For the three months ended June 30, 2010, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus $7.1 million in costs associated with restructuring and reorganization items.

2)
Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility.  For the three months ended June 30, 2011, items related to our credit agreement consisted of foreign currency income and other income or expenses of $0.5 million.  For the three months ended June 30, 2010, items related to our credit agreement consisted of foreign currency losses and other income or expenses of $21.4 million.

	Historical Results
	Successor		Predecessor	Combined
	Six Months Ended June 30,	Period from February 26 to June 30,	Period from January 1 to February 26,	Six Months Ended June 30,
(In thousands)	2011	2010	2010	2010

Net income (loss)	$(3,884)	$(46,518)	$50,802	$4,284
Income tax expense (benefit)	391	343	(1,534)	(1,191)
Interest expense, net	16,740	13,730	7,496	21,226
Depreciation and amortization	25,953	18,421	7,532	25,953
Restructuring, severance and other charges1	1,301	10,370	(59,092)	(48,722)
Other items related to our credit agreement2	(955)	29,543	(521)	29,022
Adjusted EBITDA	$39,546	$25,889	$4,683	$30,572

Note:
1)
For the six months ended June 30, 2011, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus $1.3 million in costs associated with restructuring and reorganization items.  For the six months ended June 30, 2010, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, less $48.7 million in benefits associated with restructuring and reorganization items.

2)
Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility.  For the six months ended June 30, 2011, items related to our credit agreement consisted of foreign currency income and other net income of $1.0 million.  For the six months ended June 30, 2010, items related to our credit agreement consisted of foreign currency losses and other income or expenses of $29.0 million.

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ACCURIDE CORPORATION
SEGMENT ADJUSTED EBITDA RECONCILIATION
(UNAUDITED)

	Three Months Ended June 30, 2011
(In thousands)	Income (loss) from Operations	Depreciation and Amortization	Other	Adjusted EBITDA
Wheels	$12,136	$7,582	$1,806	$21,524
Gunite	3,793	1,901	49	5,743
Brillion Iron Works	689	1,185	27	1,901
Imperial Group	1,762	281	29	2,072
Fabco Automotive	877	444	—	1,321
Corporate / Other	(9,920)	377	(449)	(9,992)
Consolidated Total	$9,337	$11,770	$1,462	$22,569

	Three Months Ended June 30, 2010
(In thousands)	Income (loss) from Operations	Depreciation and Amortization	Other	Adjusted EBITDA
Wheels	$4,950	$8,022	$1,600	$14,572
Gunite	1,960	2,773	219	4,952
Brillion Iron Works	827	884	195	1,906
Bostrom Seating	(714)	413	6	(295)
Imperial Group	(1,040)	1,019	18	(3)
Fabco Automotive	3,637	444	—	4,081
Brillion Farm	588	160	—	748
Corporate / Other	(14,624)	561	5,293	(8,770)
Consolidated Total	$(4,416)	$14,276	$7,331	$17,191

	Six Months Ended June 30, 2011
(In thousands)	Income (loss) from Operations	Depreciation and Amortization	Other	Adjusted EBITDA
Wheels	$23,624	$16,681	$3,406	$43,711
Gunite	2,074	4,337	335	6,746
Brillion Iron Works	1,423	3,167	56	4,646
Bostrom Seating	(114)	90	2	(22)
Imperial Group	2,892	4	49	2,945
Fabco Automotive	1,223	1,016	—	2,239
Corporate / Other	(20,110)	658	(1,267)	(20,719)
Consolidated Total	$11,012	$25,953	$2,581	$39,546

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	Six Months Ended June 30, 2010 (Combined)
(In thousands)	Income (loss) from Operations	Depreciation and Amortization	Other	Adjusted EBITDA
Wheels	$8,988	$13,336	$5,312	$27,636
Gunite	3,163	5,144	899	9,206
Brillion Iron Works	850	2,159	249	3,258
Bostrom Seating	(1,273)	817	13	(443)
Imperial Group	(2,644)	2,080	59	(505)
Fabco Automotive	4,838	734	228	5,800
Brillion Farm	1,790	361	449	2,600
Corporate / Other	(22,007)	1,322	3705	(16,980)
Consolidated Total	$(6,295)	$25,953	$10,914	$30,572

We define Adjusted EBITDA as our net income or loss before income tax expense or benefit, interest expense, net, depreciation and amortization, restructuring, severance, and other charges, impairment, and currency losses, net. Adjusted EBITDA has been included because we believe that it is useful for us and our investors to measure our ability to provide cash flows to meet debt service.  Adjusted EBITDA should not be considered an alternative to net income (loss) or other traditional indicators of operating performance and cash flows determined in accordance with accounting principles generally accepted in the United States (“GAAP”).  We present the table of Adjusted EBITDA because covenants in the agreements governing our material indebtedness contain ratios based on this measure on a quarterly basis.  While Adjusted EBITDA is used as a measure of liquidity and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations

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ACCURIDE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
(In thousands)	2011	2010

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,063	$78,466
Customer and other receivables	121,454	75,702
Inventories, net	70,774	55,818
Other current assets	21,542	18,518
Total current assets	248,833	228,504
PROPERTY, PLANT AND EQUIPMENT, net	247,740	241,052
OTHER ASSETS:
Goodwill and other assets	408,449	404,494
TOTAL	$905,022	$874,050
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$75,168	$55,324
Other current liabilities	58,082	57,196
Total current liabilities	133,250	112,520
LONG-TERM DEBT	322,556	302,031
OTHER LIABILITIES	154,089	161,400
STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	295,127	298,099
TOTAL	$905,022	$874,050

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